                                                                    EXHIBIT 10.2


                               LICENSE AGREEMENT



                 THIS LICENSE AGREEMENT ("Agreement") is made as of the 1st day of July, 1997 (the "Effective Date") by and between The University of Connecticut Health Center, a public institution of higher education, having a business address at 263 Farmington Avenue, Farmington, Connecticut 06030 (hereinafter referred to as "UCHC") and InSite Vision Incorporated, a Delaware corporation with its principal place of business at 965 Atlantic Avenue, Alameda, California 94501 (hereinafter referred to as "Licensee").

                 WHEREAS, the UCHC Laboratory of Dr. Mansoor Sarfarazi has invented technology for genetic-based prognosis and diagnosis of Primary Congenital Glaucoma ("PCG"), as defined under Section 1.7 hereof;

                 WHEREAS, UCHC owns UCHC Technology and Patent Rights, as defined below, related to the PCG technology;

                 WHEREAS, Licensee desires to exercise its option under Sections 9.2 and 9.3 of the Research Agreement to secure a license to use such UCHC Technology and Patent Rights to produce, use and sell Licensed Products related to PCG and is willing to expend efforts and resources to do so if it can obtain a license to use such UCHC Technology and Patent Rights related to PCG under the terms and conditions set forth herein; and

                 WHEREAS, UCHC desires to facilitate a timely transfer of its information and technology concerning the UCHC Technology and the Patent Rights related to PCG for the ultimate benefit of the public and this transfer is best accomplished by the grant of this license;

                 NOW THEREFORE, for and in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the parties as follows:

                 1.       Definitions

                          1.1     "UCHC Technology" means any research and
development information, know-how, and technical data relating only to PCG which has been developed in the UCHC laboratory of Dr. Mansoor Sarfarazi and is in the possession of UCHC prior to the Effective Date which relates to and is necessary for the practice of the Patent Rights relating only to prognosis and diagnosis of PCG and which UCHC has the right to provide to Licensee.

                          1.2     "Licensed Products" means any method,
procedure, process, prognostic kit, diagnostic kit, product, or component part thereof whose manufacture, sale or use includes a material use of UCHC Technology or Patent Rights for prognosis and/or diagnosis of PCG.

                          1.3     "Patent Rights" means all rights of UCHC to
any subject matter relating to prognosis and/or diagnosis of PCG described by,
claimed in or covered by United States Patent Application [   *   ] titled
[  *   ]  filed [   *   ]  (the "Existing Application"), any continuations,
continuations-in-part ("CIP"), divisions and substitutions thereof, and any foreign patents corresponding thereto, and/or any divisions, continuations, or reissues thereof, provided that, in order to be included in Patent Rights, the new subject matter contained in any CIP, or foreign counterparts thereto, must have been developed in the UCHC laboratory of Dr. Mansoor Sarfarazi during the term of the Research Agreement and as a result of the work performed under the Research Agreement, and the new subject matter must relate to prognosis and/or diagnosis of PCG.

                          1.4     "Net Sales" means total billings for Licensed
Products, determined in accordance with generally accepted accounting principles, sold by Licensee and its Affiliates, less:

                          (a)     import, export, excise, use, value-added and
sales taxes, and custom duties actually paid by Licensee to the extent separately stated on invoices or other sales documents;

                          (b)     to the extent actually paid by Licensee,
costs of insurance, packing, and transportation from the place of manufacture to the customer's premises or point of installation to the extent separately stated on invoices or other sales documents;

                          (c)     credit for returns, allowances, and discounts
actually allowed by Licensee; and

                          (d)     Medicaid rebates and rebates actually allowed
by Licensee made or taken in amounts customary in the industry.

                          Licensed Products shall be considered sold when paid
for or thirty (30) days after invoiced, whichever is sooner.

                          1.5     "Affiliate" means any entity which controls,
is controlled by or is under common control with Licensee. An entity shall be regarded as in control of another entity if it owns or controls more than fifty percent (50%) of the voting power of such entity.

                          1.6     "Valid Claim" means a claim of an issued,
unexpired patent which has not been: held invalid or unenforceable by a final decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or was not


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                                       2.
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appealed within the time allowed therefor; or admitted in writing to be invalid or unenforceable by the holder(s) pursuant to a reissue, disclaimer or otherwise.

                          1.7     "PCG" is defined throughout this Agreement as
primary congenital glaucoma related to the GLC3A locus and other GLC3 loci, if any, for which Dr. Sarfarazi identifies mutations under the terms of the Research Agreement between UCHC and Licensee dated October 23, 1996, as amended, (the "Research Agreement").

                 2.       Grant of License and Term

                          2.1     UCHC grants to Licensee and its Affiliates an
exclusive, worldwide right and license to use UCHC Technology, and to make, have made, use, import, export and sell Licensed Products incorporating, made, using or derived from UCHC Technology, upon the terms and conditions of this Agreement.

                          2.2     UCHC grants to Licensee and its Affiliates an
exclusive, worldwide license under the Patent Rights to make, use and sell Licensed Products, and to practice any process, method or procedure covered by the Patent Rights related to prognosis and/or diagnosis of PCG, upon the terms and conditions set forth herein.

                          2.3     The rights and licenses granted under
Sections 2.1 and 2.2 above shall include the exclusive right to grant sublicenses.

                          2.4     UCHC shall promptly disclose to Licensee the
UCHC Technology and provide Licensee with copies of the physical embodiments thereof. UCHC shall provide Licensee with reasonable assistance in understanding and implementing the UCHC Technology related to PCG. The amount of such assistance to be provided by Dr. Mansoor Sarfarazi will be mutually agreed by Dr. Sarfarazi and Licensee, and Dr. Sarfarazi will be compensated for time spent providing such assistance at the same rate as for services provided pursuant to his existing consulting agreement with Licensee. Licensee shall not disclose any unpublished UCHC Technology furnished by UCHC pursuant to this Agreement to third parties during the term of this Agreement or any time thereafter, provided, however, that Licensee may disclose any such UCHC Technology at any time: (1) with the prior written consent of Dr. Sarfarazi and UCHC, (2) after the same shall have become public through no fault of Licensee or (3) to sublicensees of Licensee or other persons or entities with whom Licensee proposes to enter into a business relationship, provided that such sublicensee or third party enters into a confidentiality agreement containing provisions equivalent to Section 8 of this Agreement. The Licensee will not disclose proprietary information which is unpublished and not included in a patent application without Dr. Sarfarazi's prior permission, which shall not be unreasonably withheld or delayed.

                          2.5     In the event that the laboratory of Dr.
Mansoor Sarfarazi at UCHC develops any improvements relating only to the prognosis and diagnosis of PCG





                                       3.

("Improvements") as a result of the work performed under the Research Agreement during the time the Research Agreement is in effect, UCHC shall promptly notify Licensee of such Improvements in writing and provide Licensee with a detailed written description of such Improvements. Licensee shall have the right to include such Improvements under the rights granted in this Agreement and all rights granted to Licensee herein with respect to the UCHC Technology and the Patent Rights shall apply to such Improvements, provided that Licensee shall notify UCHC and Dr. Sarfarazi in writing of its election to have the Improvements included under the grant and all other provisions of this Agreement within ninety (90) days of receipt of written notice of such Improvements from UCHC.

                          2.6     During the term of the Research Agreement,
Licensee shall have the option, as described in Article 9 of the Research Agreement, to obtain from UCHC an exclusive, worldwide right and license to use any invention which has been developed in the UCHC laboratory of Dr. Mansoor Sarfarazi and is in the possession of UCHC which relates to therapeutic approaches to PCG and which UCHC has the right to provide to Licensee. The terms and conditions of such license shall be determined in good faith.

                 3.       License Fee and Royalties

                          3.1     Licensee shall pay to UCHC a license issue
fee of [   *   ] upon the execution of this Agreement. In addition, Licensee
shall pay to UCHC the following milestone payment:  [   *   ] upon submission
of an application for regulatory approval of the first Licensed Product for prognostic or diagnostic use to the U.S. Food and Drug Administration ("FDA") or upon beginning commercial sale of Licensed Products. For the purpose of this Section 3.1, payments shall be made to UCHC within thirty (30) days of the triggering event.

                          3.2     Licensee shall pay UCHC:

                          (a)     [   *   ] of Net Sales of Licensed Products
for prognostic or diagnostic use as earned royalties, provided that such Licensed Products are covered by a Valid Claim in the country in which, and at the time, they are sold, provided, however, that the foregoing earned royalty
rate of [   *   ] shall be reduced to an earned royalty equal to the UCHC
Portion (as defined below) multiplied by [   *   ] in the case of sales of
Licensed Products that incorporate the UCHC Technology or the Patent Rights and components licensed by Licensee from other third parties. The "UCHC Portion" means the portion of the total detectable incidence of Primary Congenital Glaucoma in the target population defined by the parties that is attributable to the detection capabilities of and/or the genes identified by the UCHC Technology and the Patent Rights. Documentation for the above calculation will be based on the reported results of the UCHC research and on other relevant data from published materials; and





                                       4.
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                          (b)     [   *   ] of Net Sales of Licensed Products
for prognostic or diagnostic use as earned royalties, provided that such Licensed Products are not covered by a Valid Claim in the country in which, and at the time, they are sold, provided, however, that the foregoing earned
royalty rate of [   *   ] shall be reduced to an earned royalty equal to the
UCHC Portion multiplied by [   *   ] in the case of sales of Licensed Products
that incorporate the UCHC Technology and components licensed by Licensee from other third parties. Documentation for the above calculation will be based on the reported results of the UCHC research and on other relevant data from published materials.

                          3.3     Within forty-five (45) days after the end of
the first four (4) full calendar quarters following the first commercial sale of Licensed Products, or at the end of the calendar quarter which falls four
(4) years after the Effective Date and each year thereafter during the term of this Agreement, Licensee shall pay to UCHC the amount, if any, by which the following minimum annual royalty payments exceed the earned royalty payments made by Licensee to UCHC pursuant to Section 3.2 above for the corresponding year:

         First year                                 [   *   ]
         Second year                                [   *   ]
         Third year                                 [   *   ]
         Each year thereafter                       [   *   ]


                 Notwithstanding any provision of this Agreement to the contrary, in the event of Licensee's breach of any of its obligations under
Section 3, UCHC shall have the right, at its sole discretion, to terminate this Agreement or to convert the exclusive licenses granted under Section 2.1 and
2.2 hereof to non-exclusive licenses upon providing Licensee with written notice of such conversion if Licensee has failed to cure any such breach within ninety (90) days of receipt of written notice from UCHC describing such breach.

                          3.4     Notwithstanding any provision of this
Agreement to the contrary, Licensee shall pay to UCHC:

                          (a)     fifty percent (50%) of royalties that
Licensee and/or its Affiliates receive as earned royalty income from sublicensees, up to the amount that UCHC would receive if such sales had been made by Licensee; and

                          (b)     fifty percent (50%) of all sublicensing fees
that Licensee and/or its Affiliates receive from sublicensees, including, but not limited to, initial sublicensing fees, minimums, maintenance fees, equity or other ownership interest, and milestone payments.

                 Licensee shall provide UCHC with a complete copy of each sublicense granted by Licensee within thirty (30) days of execution of such sublicense.





                                       5.


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SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
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                          3.5     Sales of Licensed Products between or among
Licensee, its Affiliates and sublicensees shall not be subject to any royalty hereunder, and in such cases royalties shall be calculated upon Licensee's or its Affiliates' or sublicensees' Net Sales to an independent third party. Licensee shall be responsible for payment of any royalty accrued on Net Sales of Licensed Products to such independent third party through Licensee's Affiliates or sublicensees. Royalties shall accrue hereunder only once in respect of the same unit of the Licensed Product.

                 4.       Timing of Royalty Payments; Records

                          4.1     Within forty-five (45) days after the end of
each calendar quarter, Licensee shall pay to UCHC the royalty payment and sublicensing income due for such quarter in U.S. dollars. Such royalties shall be converted, where applicable, from the currency of the country in which the sale was made into U.S. dollars in accordance with generally accepted accounting principles.

                          4.2     Together with each quarterly payment,
Licensee shall submit to UCHC a written accounting showing its computation of royalties and sublicensing income due under this Agreement for such quarter. Said accounting shall set forth gross sales, credits and other offsets, Net Sales, total sublicensing income, the exchange rate applied, if any, and the total payment due for the quarter in question.

                          4.3     Licensee shall keep full and accurate books
and records reflecting the sales of Licensed Products and the data used in arriving at Net Sales and the amount of royalties and/or share of sublicense income payable to UCHC hereunder for no less than three years after the end of each such quarter. Licensee shall permit UCHC, at UCHC's expense, to have such books and records examined by independent certified public accountants retained by UCHC and reasonably acceptable to Licensee, during regular business hours upon reasonable advance notice, but not later than three years following the rendering of any such reports, accounting and payments, and no more often than one time per year. Such independent accountants shall keep confidential any information obtained during such examination and shall report to UCHC only the amounts of royalties and/or share of sublicense income which the independent accountant believes to be due and payable hereunder.

                 5. Due Diligence. Licensee shall use its reasonable commercial efforts to proceed with the research, development and commercialization of Licensed Products and shall thereafter use its reasonable commercial efforts to commercialize and sell the Licensed Products so developed during the term of this Agreement. If Licensee has not made commercial sales of Licensed Products within five (5) years after the Effective Date. UCHC may terminate this Agreement upon sixty (60) days prior written notice at the sole discretion of UCHC.





                                       6.

                 6.       Government Rights.  Notwithstanding Sections 2.1 and
2.2 above, any and all licenses granted hereunder are subject the following rights of the United States Government which arise out of its partial sponsorship of the research which led to the UCHC Technology or the Patent
Rights: (i) a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States any invention within the Patent Rights throughout the world; and (ii) march-in rights as provided in 35 U.S.C. Section 203. Upon the written request of the Licensee, UCHC will use reasonable efforts to obtain a waiver of the requirement under 35 U.S.C. Section 203 that products embodying such inventions or produced through the use of such inventions sold in the United States be manufactured substantially in the United States.

                 7.       Term and Termination.

                          7.1     Unless earlier terminated in accordance with
this Section 7, this Agreement and the licenses granted herein shall continue until the later of (a) the expiration of the last-to-expire patent within the Patent Rights, or (b) the abandonment of the last application within the Patent Rights or (c) fifteen (15) years from the Effective Date of this Agreement. Upon the expiration, but not the earlier abandonment or termination of this Agreement, Licensee's rights under Section 2.1 shall survive.

                          7.2     UCHC may terminate this Agreement if Licensee
is: in significant breach of a material term of this Agreement and Licensee fails to remedy such breach within sixty (60) days after written notice of breach from UCHC; or adjudged bankrupt or enter into a composition with or assignment to its creditors with respect to substantially all of its assets.

                          7.3     Licensee may terminate this Agreement at any
time upon one hundred eighty (180) days written notice to UCHC, provided that Licensee shall be obligated to pay to UCHC all milestone, minimum, earned royalty, sublicense income or other amounts due and payable to UCHC as of the effective date of the written notice. In addition to the above, if Licensee terminates this Agreement within five (5) years after the Effective Date, and if Licensee, together with its sublicensees and affiliates, has failed to achieve commercial sales of Licensed Products of at least [ * ] per year, Licensee shall also pay to UCHC an early termination fee equal to six (6) months of minimum royalties as outlined in Section 3.3 and as calculated for the six
(6) months after the effective date of the termination. All payments required under this Section 7.3 shall be paid to UCHC within thirty (30) days of the effective date of the termination.

                          7.4     The provisions of Sections 1, 7.1, 7.4, 8,
12, 13 and 14 hereof shall survive any expiration or termination of this Agreement.

* CERTAIN CONFIDENTIAL INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED
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                                       7.

                 8.       Confidentiality

                          8.1     UCHC and Licensee shall keep any technology,
formula, trade secrets, technical data or business information ("Information") provided or made available by the other party or its Affiliates hereunder confidential, and neither UCHC nor Licensee shall, without the prior written consent of the other party or its Affiliates, as the case may be, use (except as expressly permitted by this Agreement or for the purposes of this Agreement), or disclose to any third party, any Information provided or made available by the other party or its Affiliates hereunder; provided, however, that the foregoing shall not apply to information which the party receiving such information can establish by written documentation to (i) have been publicly known at the time of disclosure by the other party or its Affiliates, as the case may be, (ii) have become publicly known, without fault on its part, subsequent to such disclosure, (iii) have been otherwise known by it from a source (other than the other party or its agents or Affiliates), lawfully having possession of such information, or (v) have been developed by it or its Affiliates independently of the disclosure by the other party or its Affiliates.

                          The foregoing shall not preclude the disclosure of
information by UCHC or Licensee:

                          (a)     to its legal representatives, Affiliates,
consultants, outside contractors and (if it has the right to grant the license or sublicense) its licensees and sublicensees, under like confidentiality obligations on the part of the recipients, or

                          (b)     to the extent required by law or regulation,
provided that, to the extent reasonably possible, it shall give prompt written notice of the proposed disclosure to the other party or its Affiliates, as the case may be, so as to allow the other party or its Affiliates, as the case may be, an opportunity to object to such requirement and, if applicable, assure that confidential treatment will be accorded to such information, or

                          (c)     to the extent that such information is
reasonably required to be disclosed for the purpose of securing necessary governmental authorization for the clinical testing or marketing of products or for the purpose of conducting clinical testing or marketing of products, or of prosecuting or defending litigation.

                          8.2     The terms of this Agreement shall not be
disclosed by either party to any third party (other than as provided in Subsections 8.1(a), (b) and (c) above) or be published unless both parties expressly agree otherwise in writing. Furthermore, neither party shall use the name of the other party or its Affiliates without their prior written consent. However, the foregoing restrictions shall not apply to the disclosure of information set forth in the form of an agreed-upon press release, if any, which may be prepared in mutually agreeable format and substance for release on the Effective Date, or to disclosures required by law or regulation. Both UCHC and Licensee may include the existence of this





                                       8.

Agreement and the Research Agreement in annual reports and other public documents without the permission of the other party.

                 9. Use of UCHC's Name. Licensee shall not use the name of UCHC or Dr. Sarfarazi or its then current employees in advertising or promoting the sale of Licensed Products or for any other business purpose without the prior written consent of UCHC and/or Dr. Sarfarazi, as appropriate.

                 10.      UCHC Use.  It is expressly agreed that,
notwithstanding any provisions herein, UCHC is free to use the UCHC Technology and the Patent Rights for its own research, teaching and educational purposes without limitation and without payment of royalties or any other form of payment.

                 11.      Patents.

                          (a)     Filing for, prosecuting and maintaining
patent applications and patents included within the Patent Rights shall be made at the discretion of and in the name of UCHC. Licensee and its sublicensees shall have the opportunity to provide input on the strategy for seeking such patent protection, including a reasonable opportunity to review future patent applications and related documents associated with the Patent Rights. Licensee shall cooperate with and assist UCHC in filing for and prosecution of such Patent Rights. UCHC shall keep Licensee fully informed as to the status of such Patent Rights. In addition, UCHC will use diligent efforts to advise Licensee of all proposed patent filings of a substantive nature in time reasonably sufficient for Licensee to review such filings. Licensee will reimburse UCHC for reasonable costs incurred by UCHC in the preparation, filing, prosecution and maintenance of the Patent Rights. Unless otherwise agreed by the parties in writing, the law firm of Hamilton, Brook, Smith and Reynolds shall be utilized for purposes of preparing, filing, prosecuting, and maintaining patent applications hereunder.

                          (b)     If UCHC elects to terminate either the
prosecution or maintenance of the Patent Rights in any country prior to the completion of normal prosecution before the patent examiner of such country or prior to the end of the corresponding term for maintenance, as the case may be, it will give Licensee sixty (60) days prior written notice of such election prior to any time limit on any action due. Licensee, upon receipt of such notice, shall have the option to undertake the continuation of such prosecution or maintenance and UCHC will transfer title to Licensee for such patent application or patent.

                          (c)     Each party shall promptly inform the other of
any suspected or threatened infringement of any Patent Rights by a third party and cooperate to develop an appropriate response to the infringement. UCHC and Licensee each shall have the right to institute an action for infringement of the Patent Rights against such third party in accordance with the following:





                                       9.

                          i. If UCHC and Licensee agree to institute suit jointly, the suit shall be brought in both their names, the out-of-pocket costs thereof shall be borne equally, provided that UCHC will be responsible for its share of costs only by allowing Licensee to withhold up to fifty percent (50%) of the royalties or sublicensing income otherwise due and payable to UCHC, and any recovery or settlement shall be shared in the following proportions: seventy-five percent (75%) to Licensee and twenty-five percent (25%) to UCHC. UCHC and Licensee shall agree to the manner in which they shall exercise control over such action. Either party may, if it so desires, also be represented by separate counsel of its own selection, the fees for which counsel shall be paid by such party;

                          ii. In the absence of agreement to institute a suit jointly, UCHC may institute suit, and, at its option, join Licensee as a plaintiff, provided, however, that UCHC must provide Licensee with written notice of its decision to institute suit within thirty (30) days of UCHC becoming reasonably aware of the possibility of instituting a suit. UCHC shall bear the entire cost of litigation that it institutes and shall be entitled to retain the entire amount of any recovery or settlement. In the event UCHC fails to provide the foregoing notice, Licensee may institute suit, and, at its option, join UCHC as a plaintiff. Licensee shall bear the entire cost of such litigation that it institutes and shall be entitled to retain the entire amount of any recovery or settlement; and

                          iii. In either of the foregoing cases, each party will provide the other party with reasonable assistance and full cooperation in connection with an action instituted.

                 12. Indemnity. Licensee agrees to indemnify, hold harmless and defend UCHC, its officers, employees, and agents, against any and all claims, suits, losses, damage, costs, fees, and expenses asserted by third parties, both government and private, for death, illness, personal injury and property damage resulting from or arising out of Licensee's development, use or sale of the Licensed Products, provided that Licensee shall not be responsible for amounts paid in settlement of any claim without its approval. In the event of loss resulting from acts of omission or commission by UCHC and/or its employees in connection with this Agreement, the Licensee or any third party shall have recourse through the Connecticut Claims Commission as provided under Chapter 53 of the Statutes of the State of Connecticut in which all claims against the State of Connecticut and the University of Connecticut shall be filed with the State of Connecticut Claims Commissioner. In





                                      10.

addition, this provision shall apply to any claims against UCHC made in conjunction with Section 14.2 of this Agreement.

                 IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOST PROFITS, LOSS OF DATA OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, ARISING IN ANY WAY OUT OF THIS AGREEMENT UNDER ANY CAUSE OF ACTION, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.


                 13. Warranties. UCHC warrants that it: has the lawful right to grant the licenses provided in this Agreement; has not granted rights or licenses in conflict with of this Agreement; has not received any notice of a claim of infringement or misappropriation of any alleged rights asserted by any third party in relation to the UCHC Technology or the Patent Rights; is not aware that any third party is infringing the Patent Rights; and, except as disclosed to Licensee, UCHC is not aware of any patents or other proprietary rights of any third party which would materially affect the exercise of the license rights granted hereunder to Licensee. UCHC agrees that during the term of this Agreement (or any license granted hereunder), UCHC shall not enter into any other agreements that conflict with rights or obligations provided hereunder, including any rights and obligations that survive termination hereof.

                 14.      Miscellaneous.

                          14.1    Notices.  Any notice required or permitted to
be given to the parties hereto shall be deemed to have been properly given if delivered in person or when received if mailed by first-class certified mail to the other party at the appropriate address as set forth at the beginning of this Agreement, or to such other addresses as may be designated in writing by the parties from time to time during the term of this Agreement.

                          14.2    Governing Law and Dispute Resolution.  This
Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut without regard to the conflict of laws provisions thereof. Any controversy arising under or related to this Agreement, or any disputed claim by either party against the other under this Agreement, excluding any dispute relating to patent validity or infringement arising under this Agreement, shall be first addressed by good faith negotiation between the parties; if such efforts fail to resolve the dispute, the parties shall seek the assistance of a mutually acceptable third-party mediator.





                                      11.

Notwithstanding anything to the contrary, nothing in this Agreement shall be deemed as preventing either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of the dispute as necessary to protect either party's name, proprietary information, trade secrets, know-how or any other proprietary rights.

                          14.3    Waiver. It is agreed that no waiver by either
party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

                          14.4    Assignment. This Agreement shall not be
assignable by either party without the written consent of the other party, which consent shall not be withheld unreasonably. Notwithstanding the foregoing, either party may transfer and assign this Agreement, without the other party's consent, to an entity that succeeds to substantially all of the business or assets of such party to which this Agreement pertains.

                          14.5    Independent Contractors.  The relationship of
UCHC and Licensee established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed (i) to give either party the power to direct or control the day-to-day activities of the other or (ii) to constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking.

                          14.6    Severability.  If any provision of this
Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions shall nevertheless remain in full force and effect. The parties further agree to negotiate in good faith a substitute, valid and enforceable provision that most nearly effects the parties' intent and to be bound by the mutually agreed substitute provision.

                          14.7    Force Majeure.  Nonperformance of either
party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence of the nonperforming party.

                          14.8    Entire Agreement.  This Agreement constitutes
the entire, final, complete and exclusive agreement between the parties and supersedes all previous agreements or representations, oral or written, relating to the licensing and commercial development of the PCG technology for prognostic and diagnostic use. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each party. Both parties acknowledge having read the terms and conditions set forth in this Agreement, understand all terms and conditions, and agree to be bound thereby.





                                      12.

                          14.9  UCHC is authorized to enter into this Agreement
under Section 10a-104 and Sections 10a-110 to 10a-110g of the General Statutes of Connecticut, as amended as of the Effective Date.

                 IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.


THE UNIVERSITY OF CONNECTICUT          INSITE VISION
HEALTH CENTER                          INCORPORATED



By: /s/ LEONARD P. PAPLAUSKAS          By: /s/ MICHAEL D. BAER
   --------------------------              ------------------------------

Name: Leonard P. Paplauskas            Name:  Michael D. Baer
      ------------------------              -----------------------------

Title: Asst. Vice Chancellor for       Title:  Vice President
       Research                               ---------------------------
       ------------------------




                                      13.